Filed under Rule 433
File No. 333-236742

Final Term Sheet

May 15, 2020

Issuer:	CMS Energy Corporation
Security:	4.75% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2050 (the “Notes”)
Aggregate Principal Amount Offered:	$500,000,000
Maturity Date:	June 1, 2050
Coupon:

(i) 4.750% per annum, accruing from and including May 28, 2020 to, but not including, the First Reset Date; and (ii) at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 4.116%, to be reset on each Reset Date, from and including the First Reset Date to, but not including, the Maturity Date

Interest Payment Dates:	June 1 and December 1, subject to deferral
First Interest Payment Date:	December 1, 2020
Public Offering Price:	100%
First Reset Date:	June 1, 2030
Initial Par Call Period:	The period from and including March 1, 2030 to and including the First Reset Date
Make-Whole Call:

At any time on or after June 1, 2025, other than during the Initial Par Call Period or on any subsequent Reset Date, in whole or in part, at the Treasury rate plus 50 basis points, plus accrued and unpaid interest to, but not including, the redemption date

Par Call:	During the Initial Par Call Period or on any subsequent Reset Date, in whole or in part, at 100% plus accrued and unpaid interest to, but not including, the redemption date
Tax Event Call:	At any time, in whole but not in part, at 100% plus accrued and unpaid interest to, but not including, the redemption date
Rating Agency Call:	At any time, in whole but not in part, at 102% plus accrued and unpaid interest to, but not including, the redemption date
Trade Date:	May 15, 2020
Settlement Date:	May 28, 2020 (T+8)
Expected Ratings:	Baa2 / BBB- / BB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Co-Managers:	Academy Securities, Inc.
Comerica Securities, Inc.
Fifth Third Securities, Inc.
Loop Capital Markets LLC
CUSIP / ISIN:	125896 BU3 / US125896BU39

CMS Energy Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 866-471-2526, Morgan Stanley & Co. LLC toll-free at 866-718-1649 or RBC Capital Markets, LLC toll-free at 866-375-6829.

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